Exhibit 10.1

August 9, 2023

Andrew Astor

[Address]

[Address]

Dear Andy,

Reference is made to that certain Employment Agreement between you and Nephros, Inc. (the “Company”) dated August 23, 2020 (the “Employment Agreement”). This letter agreement is intended to serve as an amendment to the Employment Agreement by setting forth modified terms of your employment with the Company following your retirement and resignation as the Company’s President and CEO and from the Company’s board of directors, which became effective as of May 11, 2023. Accordingly, you and the Company agree as follows:

1. Change in Status. Following your retirement as President and CEO, you have agreed to remain employed as the Company’s interim Chief Financial Officer (“CFO”). As CFO, you will be responsible for, among other matters, leading the financial and risk management operations of the Company, including tracking financial strategies and supporting the ongoing development and monitoring of control systems designed to preserve company assets and to report accurate financial results. Additionally, you will remain as the Company’s principal financial officer and principal accounting officer. Further, you will assist the Company’s President and CEO in his transition to such positions and provide such other assistance and services as he and/or the board may reasonably request. Your continued employment as CFO will be on an “at-will” basis, meaning that your employment may be terminated by either you or the Company at any time.

2. Salary. Your annualized base salary will initially be the same as your prior salary as President and CEO. However, you and the Company understand that as your progress further in your transition as CFO, you and the Company expect that the amount of time required to fulfill your CFO obligations will decline from full-time. Accordingly, you and the Company agree on a monthly basis to re-evaluate the amount of time required to fulfill your duties as CFO and your annualized base salary will be adjusted pro rata to reflect such reduced time commitment.

3. 2023 Cash Bonus. Even if you do not remain employed by the Company as of December 31, 2023, you will be eligible to receive your 2023 cash bonus, based upon achievement of the corporate goals and milestones previously approved by the Company’s Board of Directors (the “Board”), as determined in the Board’s discretion, which amount will be adjusted pro rata based on the period of your employment with the Company and the percentage of time dedicated to such employment during 2023; provided, that your eligibility for such bonus award shall be subject to your continued assistance in assisting in the transition to the Company’s new President and CEO and its to-be-hired CFO.

4. Option Awards. In consideration of your assistance with the transition to the Company’s new management team, the Company agrees to the following with respect to the currently outstanding stock option awards that have been granted to you pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan” and such awards, the “Stock Options”):

a.	Subject to your continued employment or other services relationship with the Company, each Stock Option that has not yet vested in full will continue to vest in accordance with the vesting schedule described in the award agreement evidencing such Stock Option.

b.	Notwithstanding the terms of each agreement evidencing a Stock Option (each, a “Stock Option Agreement”), after your employment or service relationship with the Company ceases, your right to purchase one-half of the shares subject to such Stock Options that are vested as of the date of such termination of services shall continue to be exercisable until December 31, 2026, and the remaining one-half of vested shares shall continue to be exercisable in accordance with the terms of the applicable Stock Option Agreement; provided, however, that in the event you voluntarily terminate your employment or service relationship with the Company without the consent of the Company, then the post-termination exercise periods described in each Stock Option Agreement shall not be extended beyond the terms set forth therein.

This Paragraph 4 is intended to operate as an amendment to each of the applicable Stock Option Agreements.

5. Prior Employment Agreement. This shall confirm that Sections 1, 2.1, 2.4, 3.1 through 3.4 and 4 of the Employment Agreement are hereby deleted and without further force or effect, but all other provisions of the Employment Agreement shall continue in accordance with their terms, as modified by this letter agreement.

Kindly acknowledge your agreement with the foregoing by countersigning this letter in the space provided below.

Sincerely,

Nephros, Inc.

/s/ Robert Banks
Robert Banks
President and Chief Executive Officer

Acknowledged and agreed:

/s/ Andrew Astor
Andrew Astor